  Exhibit 10.51

GLOBAL DIGITAL SOLUTIONS, INC.

CONVERTIBLE NOTE REDEMPTION

THIS CONVERTIBLE NOTE REDEMPTION AGREEMENT ("Agreement") is made as December 12, 2017, (the "Effective Date") by and between Global Digital Solutions, Inc., a New Jersey corporation (the "Company") and LG Capital Funding, LLC ("Creditor").

WHEREAS the Creditor is the owner of the following Convertible Note issued by the Company

Note Date	Note Amount
January 16, 2015 ("Note 1")	$78,750

WHEREAS, Note 1 has a current outstanding balance of $68,110.00 as of the effective date; and

WHEREAS, the Creditor agrees to allow the Company to redeem Note 1 for the amounts set forth below, all on the terms and conditions contained herein.

THEREFORE, the parties agree as follows:

1. Redemption of Note 1. The Company shall wire the redemption payments set forth below on the dates indicated below to the Creditor at the account listed on the wiring instructions listed on Exhibit A hereto.

Redemption Date	Redemption Payment
December 29, 2017	$6,500
January 31, 2018	$6,500
February 28, 2018	$6,500
March 30, 2018	$25,000
April 30, 2018	Balance plus accrued interest

2. Failure to Redeem the Note. In the event the Company fails to make timely payments up to and including the balance of the convertible note in January, pursuant to the schedule in Section 1 herein, the parties agree that the Creditor shall be able to convert the balance of the convertible note.

3. General Provisions.

   (a) This Agreement shall be governed by the laws of the State of New York. This Agreement represents the entire Agreement between the parties with respect to the redemption of the Note and may only be modified or amended in writing signed by both parties. Any action brought by either

party against the other concerning this agreement or the convertible note shall be brought only in the state courts of New York, or the federal courts located in the state and county of New York.

(b) Any notice, demand, or request required or permitted to be given by either the Company or the Creditor pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

(c) Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

(d) Each party agrees that until the redemption payments are fully performed pursuant to the schedule in Section 1 herein, all rights and obligations in the convertible note shall remain in full force and effect, except that Creditor agrees not to effectuate conversions unless Debtor breaches this agreement.

(e) Each party agrees upon request to execute any further documents or instruments reasonably necessary to carry out the purposes or intent of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and the year first set forth above.

GLOBAL DIGITAL SOLUTIONS, INC.	LG CAPITAL FUNDING, LLC
By: [signature]	By: ____________
Title: CEO / President	Title: ____________